Exhibit 10.1

IONQ, INC.

EXECUTIVE SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

(Last Amended April 20, 2026)

Section 1. Introduction. The purpose of this IonQ, Inc. Executive Severance Plan (this “Plan”) is to provide assurances of specified severance benefits to eligible executives of the Company whose employment is terminated by the Company or a successor under certain circumstances. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (as defined below). With the exception of certain definitions set forth below, this Plan shall supersede any individual agreement between the Company and any Covered Employee (as defined below) and any other plan, policy or practice, whether written or unwritten, maintained by the Company with respect to a Covered Employee, in each case to the extent that such agreement, plan, policy or practice provides for equity acceleration or severance benefits upon the Covered Employee’s separation from the Company. This document constitutes both the written instrument under which this Plan is maintained and the required summary plan description for this Plan.

Section 2. Definitions. For purposes of this Plan, the terms below are defined as follows:

2.1
“Administrator” means the Board or Compensation Committee prior to a Change in Control; or, after a Change in Control, one or more members of the successor Board or Compensation Committee or other persons designated by the Board or Compensation Committee prior to such Change in Control.

2.2
“Board” means the Board of Directors of the Company.

2.3
“Cause” means, with respect to a Covered Employee, the occurrence of any of the following events: (i) such Covered Employee’s material failure to follow any proper and lawful directive of his or her supervisor or, if applicable, the Board, that remains uncured more than 30 days after a written demand is delivered to such Covered Employee that specifically identifies the manner in which the Company believes that such Covered Employee has failed to follow such instructions (provided, that failure to meet performance targets shall not, in and of itself, be deemed a failure to follow any such instructions); (ii) such Covered Employee’s commission of an act of: (a) fraud, embezzlement or theft; or (b) dishonesty that injures the business, business reputation or business relationships of the Company; (iii) such Covered Employee’s commission or conviction of, or pleading guilty or nolo contendere to, a felony; and (iv) such Covered Employee’s material violation of any agreement between such Covered Employee and the Company or of any material Company policy that remains uncured (if curable) more than 30 days after written notice thereof is delivered to such Covered Employee that specifically identities such violation. The determination of whether a termination is for Cause shall be made by the Administrator in its sole and exclusive judgment and discretion.

2.4
“Change in Control” has the meaning ascribed to such term in the Stock Plan.

2.5
“Change in Control Period” means the time period beginning on the date on which a Change in Control becomes effective and ending on the first anniversary of the effective date of such Change in Control (except as otherwise set forth in a Participation Agreement).

2.6
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985,

as amended.

2.7
“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

2.8
“Company” means IonQ, Inc. and any successor.

2.9
“Compensation Committee” means the Compensation Committee of the Board.

2.10
“Covered Employee” means an employee of the Company who (i) (x) is the Company’s Chief Executive Officer, (y) has been designated by the Administrator to participate in this Plan or (z) in extenuating circumstances, as certified by the Chief Legal Officer, has been designated by the Company’s Chief Executive Officer to participate in this Plan, in the case of persons who are not members of the Board or executive officers of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, (ii) has executed the Company’s standard confidentiality and inventions assignment agreement and (iii) has timely and properly executed and delivered a Participation Agreement to the Company.

2.11
“Covered Termination” means a Covered Employee’s termination of employment by the Company (or any parent or subsidiary of the Company) without Cause or as a result of a Covered Employee’s resignation for Good Reason; provided, that, in either case, such termination is not due to the Covered Employee’s death or disability, and, that, in the event of a Change in Control, such termination does not occur beyond the Change in Control Period.

2.12
“Effective Date” means September 30, 2021.

2.13
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14
“Good Reason” means, with respect to a Covered Employee, any of the following conditions or actions taken by the Company without Cause and without such Covered Employee’s consent: (i) a material breach by the Company of an agreement between such Covered Employee and the Company; (ii) the Company materially reduces such Covered Employee’s base salary or the target award percentage of salary established for such Covered Employee’s annual bonus, in either case by 10% or more, other than any Company-wide reduction in compensation of employees; (iii) the Company materially reduces such Covered Employee’s duties, authority or responsibilities relative to such Covered Employee’s duties, authority or responsibilities in effect immediately prior to such reduction (provided, however, that except in the case of the Chief Executive Officer, the mere conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a Change in Control, or a change in the Covered Employee’s reporting relationships or title following a Change in Control, will not be deemed a material diminution in and of itself); or (iv) the Company relocates the facility that is such Covered Employee’s primary work location for the Company to a location more than 50 miles from the immediately preceding location (excluding regular travel in the ordinary course of business); provided, that in no event will a relocation represent “Good Reason” if the Company permits the Covered Employee to use Covered Employee’s home as Covered Employee’s primary work location following such relocation; provided, further, that in each case above, in order for the Covered Employee’s resignation to be deemed to have been for Good Reason, the Covered Employee must first give the Company written notice of the action or omission giving rise to “Good Reason” within 30 days after the first occurrence thereof, the Company must fail to reasonably cure such action or omission within 30 days after receipt of such notice (the “Cure Period”) and the

Covered Employee’s resignation must be effective not later than 30 days after the expiration of such Cure Period.

2.15
“Participation Agreement” means an agreement between a Covered Employee and the Company in substantially the form of Appendix A attached hereto, and which may include such other terms as the Administrator (or, in the case of Covered Employees designated pursuant to clause (i)(z) of the definition thereof, the Company’s Chief Executive Officer) deems necessary or advisable in the administration of this Plan.

2.16
“Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.

2.17
“Stock Plan” means the Company’s 2021 Equity Incentive Plan, as amended and restated from time to time, or any successor thereto.

2.18
“Termination Date” means the Covered Employee’s last day of employment with the Company.

Section 3. Eligibility for Severance Benefits. An individual is eligible for severance benefits under this Plan, in the amounts set forth in Section 4, only if such individual is a Covered Employee on the date such individual experiences a Covered Termination.

Section 4. Severance Benefits.

4.1
Covered Termination Outside the Change in Control Period. If, at any time prior to the Change in Control Period, a Covered Employee experiences a Covered Termination, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company (the “Standard Severance Benefits”):
4.1.1
Cash Severance Benefits. The Covered Employee shall receive cash severance in an amount equal to the Covered Employee’s base salary (as in effect immediately prior to any reduction giving rise to Good Reason, if applicable) for the number of months set forth in the Covered Employee’s Participation Agreement (the “Standard Severance Period”). The cash amount shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule; provided, that no payment shall be made prior to the first payroll date following the effective date of the Release (the “Initial Payment Date”). On the Initial Payment Date, the Company shall pay the Covered Employee in a lump sum the cash amount that the Covered Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for the Initial Payment Date in compliance with Section 409A (as defined below) and the effectiveness of the Release, with the balance of the cash amount being paid as originally scheduled. Notwithstanding the foregoing, the Company may pay the cash amount in the form of a lump sum, which amount shall be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A.
4.1.2
Target Annual Bonus Entitlement. The Covered Employee shall additionally be entitled to a portion of such Covered Employee’s target annual bonus (if any), as established by the Company for the year in which the Covered Termination occurs. Such payment shall be in an amount equal to the product of (i) the Covered Employee’s target annual bonus (if any) and (ii) the applicable multiplier set forth in the Covered Employee’s Participation Agreement. The cash amount shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule, for the Standard Severance Period; provided, that no payment shall be made prior to the Initial Payment Date. On the Initial Payment Date, the Company shall pay the Covered Employee in a lump sum the cash amount that the Covered Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A (as defined below) and the effectiveness of the Release, with the balance of the cash amount being paid as originally scheduled. Notwithstanding the foregoing, the Company may pay the cash amount in the form of a lump sum, which amount will be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A.
4.1.3
Prorated Target Annual Bonus Entitlement. The Covered Employee shall additionally be entitled to the portion of such Covered Employee’s target annual bonus (if any), as established by the Company for the year in which the Covered Termination occurs, prorated for time worked by the Covered Employee in the year in which the Covered Termination occurs. Such payment shall be in an amount equal to: (i) the Covered Employee’s target annual bonus (if any), (ii) divided by 365 and (iii) multiplied by the number of days the Covered Employee was employed in the calendar year in which the Covered Termination occurs. The cash amount shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule, for the Standard Severance Period, provided that no payment shall be made prior to the Initial Payment Date. On the Initial Payment Date, the Company shall pay the Covered Employee in a lump sum the cash amount that the Covered Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A (as defined below) and the effectiveness of the Release, with the balance of the cash amount being paid as originally scheduled. Notwithstanding the foregoing, the Company may pay the cash amount in the form of a lump sum, which amount will be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A.
4.1.4
COBRA Premiums. Provided the Covered Employee is eligible for and timely makes the necessary elections for continuation coverage pursuant to COBRA the Company shall pay the applicable premiums (inclusive of premiums for the Covered Employee’s dependents) for such coverage following the date of the Covered Employee’s Covered Termination for the Standard Severance Period (such period of months, the “Standard COBRA Payment Period”) (but in no event after such time as the Covered Employee is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as the Covered Employee and the Covered Employee’s dependents are no longer eligible for COBRA coverage). The Covered Employee shall notify the Company immediately if the Covered Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer or if the Covered Employee’s dependents are no longer eligible for COBRA coverage. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service

Act), then in lieu of paying COBRA premiums on the Covered Employee’s behalf, the Company will instead pay such Covered Employee on the last day of each remaining month of the Standard COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Covered Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to such Covered Employee’s continued eligibility for COBRA coverage during the Standard COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the Standard COBRA Payment Period.
4.1.5
Equity Vesting. Each of the Covered Employee’s then-outstanding equity awards that are subject to a time-based vesting schedule shall accelerate and become vested and exercisable as to 100% of the unvested shares subject to the equity award, except with respect to any award granted after the Effective Date that explicitly overrides this provision in writing. Subject to Section 5, the accelerated vesting described in this paragraph shall be effective as of the Termination Date. For the avoidance of doubt, any accelerated satisfaction of performance criteria with respect to any outstanding equity award that is to vest and/or the amount of the equity award to vest is to be determined based on the achievement of performance criteria, will be set forth and governed by the award agreement with respect to such equity award. Notwithstanding anything herein to the contrary, nothing in this Plan shall limit the Company’s ability to accelerate vesting and/or exercisability of outstanding equity awards pursuant to the terms of the applicable equity incentive plan of the Company.

4.2
Covered Termination During the Change in Control Period. If, at any time during the Change in Control Period, a Covered Employee experiences a Covered Termination, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company (the “CIC Severance Benefits”):

4.2.1
Cash Severance Benefits. The Covered Employee shall receive cash severance in an amount equal to the Covered Employee’s base salary (as in effect immediately prior to any reduction giving rise to Good Reason, if applicable) for the number of months set forth in the Covered Employee’s Participation Agreement (the “CIC Severance Period”). The cash amount shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule; provided, that no payment shall be made prior to the Initial Payment Date. On the Initial Payment Date, the Company shall pay the Covered Employee in a lump sum the cash amount that the Covered Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for the Initial Payment Date in compliance with Section 409A (as defined below) and the effectiveness of the Release, with the balance of the cash amount being paid as originally scheduled. Notwithstanding the foregoing, the Company may pay the cash amount in the form of a lump sum, which amount shall be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A.

4.2.2
Target Annual Bonus Entitlement. The Covered Employee shall additionally be entitled to a portion of such Covered Employee’s target annual bonus (if any), as established by the Company for the year in which the Covered Termination occurs. Such payment shall be in an amount equal to the product of (i) the Covered Employee’s target annual bonus (if any) and (ii) the applicable multiplier set forth in the Covered

Employee’s Participation Agreement. The cash amount shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule, for the CIC Severance Period; provided, that no payment shall be made prior to the Initial Payment Date. On the Initial Payment Date, the Company shall pay the Covered Employee in a lump sum the cash amount that the Covered Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A and the effectiveness of the Release, with the balance of the cash amount being paid as originally scheduled. Notwithstanding the foregoing, the Company may pay the cash amount in the form of a lump sum, which amount shall be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A.

4.2.3
Prorated Target Annual Bonus Entitlement. The Covered Employee shall additionally be entitled to the portion of such Covered Employee’s target annual bonus (if any), as established by the Company for the year in which the Covered Termination occurs, prorated for time worked by the Covered Employee in the year in which the Covered Termination occurs. Such payment shall be in an amount equal to: (i) the Covered Employee’s target annual bonus (if any), (ii) divided by 365 and (iii) multiplied by the number of days the Covered Employee was employed in the calendar year in which the Covered Termination occurs. The cash amount shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule, for the CIC Severance Period; provided, that no payment shall be made prior to the Initial Payment Date. On the Initial Payment Date, the Company shall pay the Covered Employee in a lump sum the cash amount that the Covered Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A and the effectiveness of the Release, with the balance of the cash amount being paid as originally scheduled. Notwithstanding the foregoing, the Company may pay the cash amount in the form of a lump sum, which amount shall be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A.

4.2.4
COBRA Premiums. Provided the Covered Employee is eligible for and timely makes the necessary elections for continuation coverage pursuant to COBRA the Company shall pay the applicable premiums (inclusive of premiums for the Covered Employee’s dependents) for such coverage following the date of the Covered Employee’s Covered Termination for up to the CIC Severance Period (such period of months, the “CIC COBRA Payment Period”) (but in no event after such time as the Covered Employee is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as the Covered Employee and the Covered Employee’s dependents are no longer eligible for COBRA coverage). The Covered Employee shall notify the Company immediately if the Covered Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer or if the Covered Employee’s dependents are no longer eligible for COBRA coverage. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Covered Employee’s behalf, the Company will instead pay such Covered Employee on the last day of each remaining month of the CIC COBRA Payment Period a Special Severance Payment to be made without regard to the Covered Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to such Covered Employee’s continued eligibility for COBRA coverage during the CIC COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the CIC COBRA Payment Period.

4.2.5
Equity Vesting. Each of the Covered Employee’s then-outstanding equity awards that are subject to a time-based vesting schedule shall accelerate and become vested and exercisable as to 100% of the unvested shares subject to the equity award, except with respect to any award granted after the Effective Date that explicitly overrides this provision in writing. Subject to Section 5, the accelerated vesting described in this paragraph shall be effective as of the Termination Date. For the avoidance of doubt, any accelerated satisfaction of performance criteria with respect to any outstanding equity award that is to vest and/or the amount of the equity award to vest is to be determined based on the achievement of performance criteria, will be set forth and governed by the award agreement with respect to such equity award. Notwithstanding anything herein to the contrary, nothing in this Plan shall limit the Company’s ability to accelerate vesting and/or exercisability of outstanding equity awards pursuant to the terms of the applicable equity incentive plan of the Company.

Section 5. Conditions to Receipt of Severance.

5.1
Release Agreement. As a condition to receiving the Severance Benefits, a Covered Employee must sign a release of all claims in favor of the Company and its subsidiaries and affiliates (the “Release”) in such form as may be provided by the Company. The Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination. In no event shall payment of any benefits under this Plan be made prior to a Covered Employee’s Termination Date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under this Plan constitute “deferred compensation” under Section 409A, and the Covered Employee’s Termination Date occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Covered Employee’s “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date; provided, that except to the extent that payments may be delayed in accordance with Section 8, on the first regular payroll date following the effective date of a Covered Employee’s Release, the Company shall (i) pay the Covered Employee a lump sum amount equal to the sum of the Severance Benefits that the Covered Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (ii) commence paying the balance, if any, of the Severance Benefits in accordance with the applicable payment schedule.

5.2
Other Requirements. A Covered Employee’s receipt of Severance Benefits pursuant to Section 4 is subject to such Covered Employee’s continued material compliance with the terms of the Release, the applicable Participation Agreement, any applicable non-disparagement provisions of a separation agreement provided by the Company and any confidential information agreement, proprietary information and inventions agreement and any other agreement between the Covered Employee and the Company. Severance Benefits under this Plan shall terminate immediately for a Covered Employee if such Covered Employee is in material violation, at any time, of any legal or contractual obligation owed to the Company.

5.3
Section 280G. Any provision of this Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company and its subsidiaries or an acquiror pursuant to this Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Higher Amount. The “Higher Amount” means (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” within the meaning of Section 280G of the Code is necessary so that the Payment equals the Higher Amount, such reduction shall occur in the manner that results in the greatest economic benefit for the Covered Employee and, to the extent applicable, complies with Section 409A. In no event shall the Company, any subsidiary of the Company or any stockholder of any of them be liable to any Covered Employee for any amounts not paid as a result of the operation of this Section 5.3. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder (the “280G Firm”) to provide its calculations, together with detailed supporting documentation, to a Covered Employee and the Company within 15 calendar days after the date on which such Covered Employee’s right to a Payment is triggered (if requested at that time by such Covered Employee or the Company) or such other time as requested by such Covered Employee or the Company. Without limiting the foregoing, in the event of a “change in ownership or control” of the Company (within the meaning of Section 280G of the Code), the Company shall use commercially reasonable efforts to cause the 280G Firm to make recommendations to mitigate the value of Payments to reduce the amount of the Excise Tax and/or the size of the reduction required to reach the Higher Amount, and the Company shall consider any such recommendations in good faith prior to applying this Section 5.3 to a Covered Employee.

Section 6. Non-Duplication of Benefits. Notwithstanding any other provision in this Plan to the contrary, the Severance Benefits provided to a Covered Employee are intended to be and are exclusive and in lieu of any other severance benefits or payments to which such Covered Employee may otherwise be entitled, either at law, tort, contract, in equity or under this Plan, in the event of any termination of such Covered Employee’s employment. Except as otherwise set forth under an effective Participation Agreement, the Covered Employee shall be entitled to no severance benefits or payments upon a termination of employment that constitutes a Covered Termination other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law (including any severance benefits that may be included in a severance agreement, employment agreement or similar contract between the Company or a subsidiary of the Company and the Covered Employee). Notwithstanding the foregoing, if a Covered Employee is entitled to any benefits other than the benefits under this Plan by operation of applicable law or as negotiated in accordance with applicable law, such Covered Employee’s benefits under this Plan shall be provided only to the extent more favorable than such other arrangement. The Administrator, in its sole discretion, shall have the authority to reduce or otherwise adjust a Covered Employee’s benefits under this Plan, in whole or in part, by any other severance benefits, pay and benefits in lieu of notice, or other similar benefits payable to such Covered Employee under this Plan that become payable in connection with the Covered Employee’s termination of employment pursuant to (i) any applicable legal requirement, including the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the California Plant Closing Act or any other similar state law or (ii) any policy or practice of the Company providing for the Covered Employee to remain on payroll for a limited period of time after being given notice of termination. The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations of the Company that may arise out of a Covered Employee’s termination of employment, and the Administrator shall so construe and implement the terms of this Plan.

Section 7. Clawback; Recovery. All payments and severance benefits provided under this Plan are subject to the Company’s Incentive Compensation Recoupment Policy, as it may be amended from time to time. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for Good Reason, constructive termination or any similar term under any plan of or agreement with the Company.

Section 8. Section 409A. Notwithstanding anything to the contrary in this Plan, no severance payments or benefits shall become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A. Further, if some or all of the Covered Employee’s Severance Benefits are subject to Section 409A and such Covered Employee is a “specified employee” within the meaning of Section 409A at the time of such Covered Employee’s separation from service (other than due to death), then such Severance Benefits otherwise due to such Covered Employee on or within the six-month period following such Covered Employee’s separation from service shall accrue during such six-month period and become payable in a lump sum payment (less applicable withholding taxes) on the date six months and one day following the date of the Covered Employee’s separation from service if necessary to avoid adverse taxation under Section 409A. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following such Covered Employee’s separation from service but prior to the six-month anniversary of such Covered Employee’s date of separation, then any payments delayed in accordance with this paragraph shall be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of such Covered Employee’s death and all other benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 409A. It is the intent of this Plan to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder are subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A, and in no event shall the Company or any of its representatives be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Covered Employee on account of non-compliance with Section 409A.

Section 9. Withholding. The Company shall withhold from any Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

Section 10. Administration. This Plan shall be administered and interpreted by the Administrator (in the Administrator’s sole discretion). The Administrator is the “named fiduciary” of this Plan for purposes of ERISA and is subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to this Plan, and any interpretation by the Administrator of any term or condition of this Plan, or any related document, shall be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Any decision made or other action taken by the Administrator with respect to this Plan, and any interpretation by the Administrator of any term or condition of this Plan, or any related document that (i) does not affect the benefits payable under this Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under this Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith.

Section 11. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate this Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of this Plan shall be in writing. Notwithstanding the foregoing, a Covered Employee’s rights to receive payments and benefits pursuant to this Plan under an effective Participation Agreement may not be adversely affected, without the Covered Employee’s written consent, by an amendment or termination of this Plan.

Section 12. Claims Procedure. Claims for benefits under this Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any employee or other person who believes they are entitled to any payment under this Plan (a “claimant”) may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of such claimant’s severance benefits under this Plan or (ii) the date the claimant learned that they will not be entitled to any benefits under this Plan. In determining claims for benefits, the Administrator or its delegate has the authority to interpret this Plan, to resolve ambiguities, to make factual determinations and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant shall be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice shall also describe any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary and this Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice shall be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension shall be given to the claimant (or representative) within the initial 90-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision shall be tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Administrator has delegated the claims review responsibility to the Company’s Chief Legal Officer or such other individual designated by the Administrator, except in the case of a claim filed by or on behalf of the Company’s Chief Legal Officer or such other individual designated by the Administrator, in which case, the claim shall be reviewed by the Company’s Chief Executive Officer or another person designated by the Company’s Chief Executive Officer.

Section 13. Appeal Procedure. If the claimant’s claim is denied, the claimant (or such claimant’s authorized representative) may apply in writing to an appeals official appointed by the Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of a claim denial or else the claimant will lose the right to such review. A request for review must set forth all the grounds on which such request is based, all facts in support of the request and any other matters that the claimant considers pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to such claimant’s claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official will provide written notice of its decision on review within 60 days after it receives a review request. If special circumstances require an extension of time (up to 60 days), written notice of the extension shall be given to the claimant (or representative) within the initial 60-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review shall be tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant shall be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Administrator has delegated the appeals review responsibility to the Company’s Chief Legal Officer, except in the case of an appeal filed by or on behalf of the Company’s Chief Legal Officer, in which case, the appeal shall be reviewed by the Company’s Chief Executive Officer or another person designated by the Company’s Chief Executive Officer.

Section 14. Arbitration. No arbitration proceeding shall be brought to recover benefits under this Plan until the claims procedures described in Section 12 and Section 13 have been exhausted and the Plan benefits requested have been denied in whole or in part. Notwithstanding any other provision of this Plan, to ensure the timely and economical resolution of disputes, all disputes, claims or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Plan shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Delaware, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: https://www.jamsadr.com/rules-employment). By agreeing to this arbitration procedure, each Covered Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Covered Employees have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes or causes of action under this Section 14, whether by a Covered Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that a Covered Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of a Covered Employee if the dispute were decided in a court of law. Nothing in this Section 14 is intended to prevent either a Covered Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Any arbitration must be commenced within one year after the Covered Employee’s receipt of notification that their appeal was denied. The foregoing provisions shall apply to the extent consistent with and permitted by ERISA.

Section 15. Source of Payments. All severance benefits other than equity acceleration shall be paid in cash from the general funds of the Company; no separate fund shall be established under this Plan and this Plan shall have no assets. No right of any person to receive any payment under this Plan shall be any greater than the right of any other general unsecured creditor of the Company.

Section 16. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under this Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

Section 17. No Enlargement of Employment Rights. Neither the establishment nor maintenance of this Plan, any amendment of this Plan nor the making of any benefit payment hereunder shall be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in this Plan, a Covered Employee may be entitled to benefits under this Plan depending upon the circumstances of such Covered Employee’s termination of employment.

Section 18. Successors. Any successor to the Company of all or substantially all of the Company’s business or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” includes any successor to the Company’s business or assets which become bound by the terms of this Plan by operation of law, or otherwise.

Section 19. Applicable Law. The provisions of this Plan shall be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of Delaware (except its conflict of laws provisions).

Section 20. Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan, and this Plan shall be construed and enforced as if such provision had not been included.

Section 21. Headings. Headings in this Plan document are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 22. Additional Information.

Plan Name: IonQ, Inc. Executive Severance Plan

Plan Sponsor: IonQ, Inc.

Plan Year: Fiscal year ending December 31

Plan Administrator: IonQ, Inc.

Attention: Administrator of the IonQ, Inc. Executive Severance Plan

Agent for Service of IonQ, Inc.

Legal Process: Attention: Administrator of the IonQ, Inc. Executive Severance Plan

Service of process may also be made upon the Administrator.

Type of Plan: Severance Plan/Employee Welfare Benefit Plan

Plan Costs: The cost of this Plan is paid by the Company.

Section 23. Statement of ERISA Rights. As a Covered Employee under this Plan, you have certain rights and protections under ERISA:

(a)
You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the office of the Company’s Chief Legal Officer.

(b)
You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate this Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under this Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you have a right to know why it was denied, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. The claim review procedure is explained in Section 12 and Section 13.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions regarding this Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

APPENDIX A

IONQ, INC.

EXECUTIVE SEVERANCE PLAN

PARTICIPATION AGREEMENT

IonQ, Inc. (the “Company”) is pleased to inform you, [name], that you have been selected to participate in the Company’s Executive Severance Plan (the “Plan”) as a Covered Employee. A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

In order to become a Covered Employee under the Plan, you must complete and sign this Participation Agreement and return it to [name] no later than [date].

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits and the amount of those benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience a Covered Termination.

If you become eligible for Standard Severance Benefits under Section 4.1 of the Plan, then, subject to the terms and conditions of the Plan, you will receive:

Cash Severance Benefits [ ] months

Target Annual Bonus Entitlement [ ]x

Prorated Target Annual Bonus Entitlement As set forth in Section 4.1.3.

Accelerated Equity Vesting As set forth in Section 4.1.5.

COBRA Premiums [ ] months

If you become eligible for CIC Severance Benefits under Section 4.2 of the Plan, then, subject to the terms and conditions of the Plan, you will receive:

Cash Severance Benefits [ ] months

Target Annual Bonus Entitlement [ ]x

Prorated Target Annual Bonus Entitlement As set forth in Section 4.2.3.

Accelerated Equity Vesting As set forth in Section 4.2.5.

COBRA Premiums [ ] months

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable, and otherwise comply with the requirements under Section 5 of the Plan.

In accordance with Section 6 of the Plan, the benefits, if any, provided under the Plan are intended to be the exclusive benefits for you related to your termination of employment with the Company and will supersede and replace any severance benefits to which you otherwise would be eligible to participate in any other Company severance policy, plan, agreement or other arrangement (whether or not subject to ERISA), provided that any accelerated satisfaction of performance criteria with respect to any outstanding equity award that is to vest and/or the amount of the Equity Award to vest is to be determined based on the achievement of performance criteria, will be set forth and governed by the award agreement with respect to such equity award (the “Performance Award Carveout”).

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (i) you have received a copy of the Plan; (ii) you have carefully read this Participation Agreement and the Plan and you acknowledge and agree to its terms, including, but not limited to, Section 6 of the Plan; (iii) you agree that this Participation Agreement and the provisions of the Plan supersede any individual agreement between you and the Company and any other plan, policy or practice, whether written or unwritten, maintained by the Company with respect to equity acceleration or severance benefits upon your separation from the Company, subject to the Performance Award Carveout; and (iv) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

IONQ, INC. COVERED EMPLOYEE

_____________________________ ________________________________

Signature Signature

Name: ___________________________ Name: ___________________________

Title: ___________________________ Title: ___________________________

Date: ___________________________ Date: ___________________________

Attachment: IonQ, Inc. Executive Severance Plan